MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered as of May 25, 2010, by and among Integrity Applications, Inc., a Delaware corporation ("Parent"), Integrity Acquisition Ltd., an Israeli company ("Acquisition Subsidiary"), which is a wholly owned subsidiary of Parent, and A.D. Integrity Applications Ltd., an Israeli company (the "Company").

WHEREAS, the Boards of Directors of each of Parent, Acquisition Subsidiary and the Company have, pursuant to the laws of their respective States of incorporation, approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Acquisition Subsidiary with and into the Company (the "Merger"); and the Boards of Directors of each of the Company and Acquisition Subsidiary have declared that this Agreement is advisable, fair and in the best interests of their respective shareholders and approved the Merger upon the terms and conditions set forth in this Agreement.

WHEREAS, the Boards of Directors of each of Acquisition Subsidiary and the Company have determined that, considering the financial position of each of Acquisition Subsidiary and the Company, no reasonable concern exists that as a result of the Merger, the Company will be unable to fulfill its obligations to its creditors.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

"Acquisition Subsidiary" shall have the meaning set forth in the Preamble.

"Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purpose hereof the term "control" shall mean the holding of shares in excess of fifty percent (50%) of the voting securities of a corporate entity.

"Agreement" shall have the meaning assigned to it in the Preamble.

"Business Day" means any day, other than a Friday or Saturday or Sunday, on which the national banks in New York, New York as a general matter are open for business for substantially all of their banking functions.

"Certificate of Merger" shall have the meaning assigned to it in Section 2.2.

"Closing" shall have the meaning assigned to such term in Article VIII.

"Closing Date" shall have the meaning assigned to such term in Article VIII.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning assigned to such term in the Preamble.

"Company Board" means the Board of Directors of the Company.

"Company Shares" means, collectively, all of the issued and outstanding Company Ordinary Shares, nominal value NIS_0.01 per share.

"Company Option Plan" shall have the meaning set forth in Section 2.8(a).

"Company Options" shall mean all of the Company's issued and outstanding warrants and options.

"Exchange Ratio" shall have the meaning assigned that term in Section 2.5.

"Existing Company Shareholders" means the holders of Company Shares immediately prior to the Merger Effective Time.

"Governmental Authority" means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, including, without limitation, any such United States or Israeli authorities.

"Governmental Authorization" means any consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

"Israeli Companies Law" means the Israeli Companies Law, 5759-1999.

"Laws" means any Israeli, federal, national, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

"Letter of Transmittal" shall have the meaning assigned to it in Section 5.3.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.

"Losses" means any and all losses, claims, actions, damages, liabilities, penalties, fines, settlement costs and expenses, including, without limitation, costs of preparation and reasonable attorneys' fees.

"Material Adverse Effect" means, with respect to any Person, a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, Business or results of operations or prospects of the Company, which change (or effect), individually or in the

aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, Business or results of operations or prospects.

"Merger" shall have the meaning assigned to it in the Preamble.

"Merger Effective Time" shall have the meaning assigned to it in Section 2.2.

"Merger Shares" shall have the meaning assigned to it in Section 2.5(b).

"Parent" shall have the meaning assigned to it in the Preamble.

"Parent Board" means the Board of Directors of Parent.

"Parent Common Stock" shall mean the common stock, par value $.0001 per share, of Parent.

"Person" means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.

"Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

"Securities Act" means the Securities Act of 1933, as amended.

"Surviving Corporation" shall have the meaning assigned to it in Section 2.1.

"Tax" or "Taxes" means (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by Israel, the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Section 1.1502-6 of the Treasury Regulations promulgated under the Code; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

"Transactions" means the Merger and the other transactions contemplated by or referenced in this Agreement.

"Transaction Documents" means the Agreement and contracts, documents and instruments contemplated by or referenced in this Agreement.

ARTICLE II
THE MERGER

Section 2.1 Merger. Subject to the terms and conditions of this Agreement, at the Merger Effective Time, Acquisition Subsidiary shall be merged with the Company in accordance with the Israeli Companies Law, the separate legal existence of Acquisition Subsidiary shall cease, and the Company shall (i) be the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation"); (ii) be governed and continue its corporate existence under the laws of the State of Israel; and (iii) succeed to and assume all of the rights and the properties and obligations of Acquisition Subsidiary and the Company in accordance with the Israeli Companies Law. With respect to references in this Agreement relating to any obligations or duties of the Company accruing after the Merger Effective Date, the usage of the defined term "Company" as opposed to "Surviving Corporation" shall not operate to negate any such obligation or duties.

For the purposes of the Companies Law, and in connection with the Merger, the Company shall be deemed to be the "***Receiving Company***" (*HaChevra Ha'Koletet*) and Acquisition Subsidiary shall be deemed to be the "***Target Company***" (*Chevrat Ha'Ya'ad*).

Section 2.2 Merger Effective Time. The Merger shall become effective on the date and at the time that the Registrar of Companies of the State of Israel (the "Companies Registrar") provides the Surviving Corporation with the certificate of merger in accordance with Section 323(5) of the Israeli Companies Law (the "Certificate of Merger") after receipt from the Company and Acquisition Subsidiary of the Merger Proposal (as defined below) pursuant to Section 5.4. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "Merger Effective Time."

Section 2.3 Articles of Association; Directors and Officers.

(a) Articles of Association. The Articles of Association of the Company, as in effect immediately prior to the Merger Effective Time, shall be the Articles of Association of the Surviving Corporation from and after the Merger Effective Time until further amended in accordance with applicable Law.

(b) Directors and Officers. The directors and officers of the Company immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Merger Effective Time until his successor shall have been duly elected and shall have qualified in accordance with applicable Law, or as otherwise provided in the Articles of Association of the Surviving Corporation.

Section 2.4 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the Israeli Companies Law. Without limiting the generality of the foregoing and subject thereto, at the Merger Effective Time, all of the

properties, rights, privileges, powers and franchises of the Company and Acquisition Subsidiary shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Manner and Basis of Converting Shares.

(a) Acquisition Subsidiary Ordinary Share Conversion. At the Merger Effective Time, each ordinary share of Acquisition Subsidiary that shall be outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one ordinary share of the Surviving Corporation, so that at the Merger Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b) Conversion of Company Shares. At the Merger Effective Time, subject to the provisions of Section 2.5(c):

(i) each Company Ordinary Share held by Existing Company Shareholders prior to the Merger Effective Time (other than securities of the Company cancelled in accordance with Section 2.5(c)), shall be converted into the right to receive one share of Parent Common Stock (the "Merger Shares") (the "Existing Holder Ratio") constituting, in the aggregate, approximately 1,872,391 shares of Parent Common Stock.

(c) Treasury Securities. Each of the Company Shares held in the treasury of the Company, if any, shall be canceled without payment of any consideration therefor and without any conversion thereof.

(d) Debt Securities. Any debt or other securities convertible into or exercisable for the purchase of Company Shares, if any, shall become convertible or exercisable into the right to receive one share of Parent Common Stock for each Company Share into which such securities are otherwise convertible into or exercisable for.

Section 2.6 Surrender and Exchange of Securities. (a) As soon as practicable after the Merger Effective Time and upon (i) surrender of a certificate or certificates representing the Company Shares that were outstanding immediately prior to the Merger Effective Time to Parent (or, in case such certificates shall be lost, stolen or destroyed, an affidavit of that fact by the holder thereof) (each a "Certificate") and (ii) delivery to Parent of an executed Letter of Transmittal (as described in Section 5.3), Parent shall deliver to the record holder of the Company Shares surrendering such certificate or certificates, a certificate or certificates (or evidence of shares in book-entry form) registered in the name of such shareholder representing the number of shares of Parent Common Stock to which such holder is entitled under Section 2.5. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate (or evidence of shares in book-entry form) representing the proper number of whole shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon delivery by the holder thereof at the Closing, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid

any transfer and other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. As of the Merger Effective Time, each Company Share issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and until the certificate or certificates evidencing such shares are surrendered, each certificate that immediately prior to the Merger Effective Time represented any outstanding Company Share shall be deemed at and after the Merger Effective Time to represent only the right to receive upon surrender as aforesaid the consideration specified in Section 2.5 for the holder thereof.

(b) Transfer Books; No Further Ownership Rights in Company Shares. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid in lieu of any fractional shares pursuant to Section 2.6(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates, and at the Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, the holders of Certificates that evidenced ownership of the Company Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.

(c) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued upon the surrender for exchange of a Certificate (or evidence of such shares in book-entry form), and no dividends or other distributions of Parent shall relate to such fractional share interests. Any such fractional share interests shall be rounded up to the nearest whole share.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the written agreement by such Person to indemnify Parent and the Surviving Corporation against any claim that may be made against it with respect to such Certificate, Parent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Shares to which such Person would be entitled pursuant to Sections 2.5 and 2.6(c), in each case pursuant to this Agreement.

(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto or the Surviving Corporation shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock, in each case required to be delivered and delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.7 Parent Common Stock. Parent agrees that it will issue the Merger Shares into which the Company Shares are converted at the Merger Effective Time pursuant to Sections 2.5 and 2.6(c) to the respective holder under Sections 2.5 and 2.6(c).

Section 2.8 Company Options.

(a) Before the Closing, the Company Board shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding options and warrants of the Company to purchase Company Ordinary Shares, whether vested or unvested (collectively, "Company Options"), as necessary to provide that, at the Merger Effective Time, each Company Option outstanding immediately prior to the Merger Effective Time shall be assumed and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Options, the number of shares of Parent Common Stock (rounded up to the nearest whole share) determined by Existing Holder multiplying the number of Company Ordinary Shares subject to the Company Options by the Existing Holder Exchange Ratio (each, as so converted, an "Assumed Option"); provided, that the aggregate exercise price of each Company Option shall remain unchanged; and

(ii) make such other changes to any Company option plan as appropriate to give effect to the Merger and any rulings or tax benefits of Israeli tax authorities with respect to the Assumed Options, including the Israeli Income Tax Ruling referred to below.

(b) At the Merger Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume any Company option plan with the result that all obligations of the Company under the Company option plan, including with respect to Company Options outstanding at the Merger Effective Time, shall become the obligations of Parent following the Merger Effective Time, entitling the holders thereof to the Assumed Options referred to in Section 2.8(a).

(c) As soon as practicable after the Merger Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights under the Assumed Options subject to the adjustments required and limitations imposed by Section 2.8(a).

(d) Except as otherwise contemplated by Section 2.8 and except to the extent required under the respective terms of the Company Options, all restrictions or limitations on transfer and vesting with respect to Company Options awarded under any Company option plan or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Assumed Options after giving effect to the Merger and any rulings of Israeli tax authorities as set forth in Section 2.8(a).

Section 2.9 Further Assurances. From time to time, from and after the Merger Effective Time, as and when requested by Parent or its respective successors or assigns, the proper officers and directors of the Company or Acquisition Subsidiary (as applicable) in office immediately prior to the Merger Effective Time shall, for and on behalf and in the name of the Company or Acquisition Subsidiary (as applicable), execute and deliver all such deeds, bills of sale, assignments and other instruments and take or cause to be taken such further actions as Parent or its respective successors or assigns may deem necessary or desirable in order to

confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company and the Acquisition Subsidiary or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Company to Parent and Acquisition Subsidiary, as of the date hereof (the "Company Disclosure Schedules").

Section 3.1 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, company, association, limited liability company or other business entity. The Company is not a party to, or a participant in, any joint venture, partnership or similar arrangement. The Company is not a party to, or a participant in, any joint venture or similar arrangement, including strategic relationships to develop or promote the Company's products and services, which relationships are conducted through contractual relationships between the Company and third parties, but do not involve any interest of the Company in any separate legal entities.

Section 3.2 Organization and Qualification. The Company is duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business (the "Business") as now conducted. The Company is duly qualified to transact business under the laws of the State of Israel and in such other jurisdictions where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary and has not taken any action or failed to take any action, which action or failure, as applicable, are reasonably expected to interfere in any material respect with, preclude or prevent the Company from carrying on its Business as now conducted. The Company is not in default with respect to the Company Articles of Association ("Articles").

Section 3.3 Capitalization.

(a) The registered and authorized share capital of the Company as of the Closing consists of NIS 100,000 divided into: 10,000,000 Ordinary Shares, nominal value NIS 0.01 per share. The Company issued 1,872,390 shares and 78,636 options and warrants to purchase Ordinary Shares, including 29,566 Ordinary Shares under a Company option plan.

(b) The issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid, non-assessable, and have been issued in compliance with the Israeli Securities Law, 1968, other applicable securities laws, and the rules and regulations promulgated thereunder.

(c) Except as set forth in this Agreement, the Company's Senior Secured Promissory Notes, or as set forth in the Articles, the Company is not a party or subject to any agreement or understanding with respect to any security of the Company, which agreement has

not been terminated effective upon the Merger and there are no outstanding options, warrants, convertible securities, rights (including registration rights, voting rights, conversion or preemptive rights and rights of first refusal), or agreements of any kind for the purchase or acquisition of securities from the Company.

Section 3.4 Authorization; Shareholder Vote(a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for: (i) the due authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of the Company hereunder has been taken or will be taken prior to or upon the Closing. This Agreement has been duly executed by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes and will constitute a valid and legally binding obligation of the Company, (i) subject, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application affecting the enforcement of creditors' rights generally, (ii) subject to a court's discretionary authority with respect to the granting of specific performance, injunctive relief or other equitable remedies and (iii) except to the extent the indemnification and contribution provisions, if any, contained in any such agreement may be limited by Israeli securities laws or unenforceable as against public policy.

(b) Assuming the accuracy of Section 5.5 below, the affirmative vote (in person or by proxy) of the holders of three quarters of the Ordinary Shares present and voting at the Company special General Meeting, or any adjournment or postponement thereof, in favor of the approval of this Agreement and the Merger is the only vote or approval of the holders of any class or series of shares of the Company that is necessary to approve this Agreement and the Merger.

Section 3.5 No Conflict. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not, to the Company's knowledge, constitute a violation or breach of, conflict with, or a default under (with or without the passage of time or the giving of notice or both) any provision of (a) the Company Articles or (b) any mortgage, indenture, lease, license or any other agreement or instrument, judgment, order, writ or decree to which it is a party or by which it or its properties is bound, or, any statute, rule or regulation applicable to it or its properties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, AND ACQUISITION SUBSIDIARY

Each of Parent and Acquisition Subsidiary, jointly and severally, represents and warrants to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule provided by Parent and Acquisition Subsidiary to the Company, as of the date hereof (the "Parent Disclosure Schedules").

Section 4.1 Subsidiaries. Except for Parent's 100% interest in Acquisition Subsidiary, neither Parent nor Acquisition Subsidiary owns or controls, directly or indirectly, any interest in any other corporation, partnership, company, association, limited liability company or other business entity. Neither Parent nor Acquisition Subsidiary is a party to, or a participant in, any joint venture or similar arrangement, including strategic relationships to develop or promote

Parent's and/or Acquisition Subsidiary's products and services, which relationships are conducted through contractual relationships between Parent or Acquisition Subsidiary and third parties, but do not involve any interest of Parent or Acquisition Subsidiary in any separate legal entities.

Section 4.2 Organization, Good Standing and Qualification. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on its business as now conducted. Acquisition Subsidiary is a corporation duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as now conducted. Each of Parent and Acquisition Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect on Parent and/or Acquisition Subsidiary. Parent is not in default with respect to its Certificate of Incorporation (as may be amended or supplemented from time to time, the "Parent Certificate"). Acquisition Subsidiary is not in default with respect to its Articles of Association (as may be amended or supplemented from time to time, the "Sub Articles"). Complete and correct copies of the Parent Certificate and Sub Articles were provided to Company.

Section 4.3 Authorization. All corporate action on the part of each of Parent and Acquisition Subsidiary, its officers, directors and stockholders necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and/or Acquisition Subsidiary hereunder has been taken or will be taken prior to the Closing. This Agreement has been duly executed by each of Parent and Acquisition Subsidiary and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes and will constitute a valid and legally binding obligation of both Parent and Acquisition Subsidiary, (i) subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application affecting the enforcement of creditors' rights generally, (ii) subject to a court's discretionary authority with respect to the granting of specific performance, injunctive relief or other equitable remedies and (iii) except to the extent the indemnification and contribution provisions, if any, contained in any such agreement may be limited by Israeli or United States securities laws or unenforceable as against public policy.

Section 4.4 Authorized Securities. The Merger Shares shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders. The Assumed Options, and all options and warrants issuable by Parent shall be duly issued and authorized when issued in accordance with this Agreement and any share of Parent Common Stock issued upon the exercise thereof according to the terms thereof will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.

Section 4.5 Capitalization. The authorized share capital of Parent and Acquisition Subsidiary is as follows:

Parent:	40,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.001
Acquisition Subsidiary:	NIS100,000 comprised of 10,000,000 shares of NIS0.01 par value each

Section 4.6 Valid Issuance. The issued and outstanding capital stock of Parent has been duly authorized and issued, is fully paid and non-assessable, and has been issued in compliance with applicable securities laws. All issued and outstanding share capital of Acquisition Subsidiary has been duly authorized and issued, is fully paid and non-assessable, and has been issued in compliance with Israeli securities laws. All issued and outstanding share capital of Acquisition Subsidiary, on a fully diluted basis, is held by Parent immediately prior to the Closing. Parent has reserved a sufficient number of shares of Parent Common Stock available for issuance upon the exercise of the Assumed Options, or as otherwise undertaken by Parent to be issued following the Closing.

Section 4.7 No Conflict. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not, to the Company's knowledge, constitute a violation or breach of, conflict with, or a default under (with or without the passage of time or the giving of notice or both) any provision of (a) the Parent Certificate or Acquisition Subsidiary Articles or (b) any mortgage, indenture, lease, license or any other agreement or instrument, judgment, order, writ or decree to which it is a party or by which it or its properties is bound, or, any statute, rule or regulation applicable to it or its properties.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1 Tax Free Exchange. Each of Parent and the Company shall use its respective reasonable efforts to cause the Merger to qualify as a tax free exchange of the Merger Shares under the Code. For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.

Section 5.2 Parent Directors and Officers.

(a) Directors. Immediately following the Merger Effective Time, Parent and the Parent Board shall take all necessary actions to ensure that the Parent Board shall consist of the directors of the Company as of the Merger Effective Time.

(b) Officers. Immediately following the Merger Effective Time, the officers of Parent shall consist of those individuals appointed by the Parent Board.

Section 5.3 Letters of Transmittal.

A reasonable amount of time prior to the Merger Effective Time, Parent shall provide to each Existing Company Shareholder a letter of transmittal ("Letter of Transmittal") which shall contain additional representations, warranties and covenants of such shareholder as to the following matters: (a) such shareholder has good, valid and marketable title to all Company Shares indicated in such Letter of Transmittal and that such stockholder is not affected by any

voting trust, agreement or arrangement affecting the voting rights of such Company Shares; (b) such shareholder is receiving the Parent Common Stock for investment purposes and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities Laws of any state, subject to any limitations imposed by the Israeli Tax Ruling; and (c) such shareholder acknowledges that the stock certificates evidencing the shares of Parent Common Stock to be issued to such shareholder shall bear a restrictive legend customarily used in connection with restricted securities within the meaning of Rule 144 under the Securities Act. The Merger Shares shall be issued to such shareholder, only upon delivery to Parent (or an agent of Parent) of (x) certificates acceptable to Parent and its transfer agent evidencing ownership thereof as contemplated by Section 2.6(a) (or affidavit of lost certificate acceptable to Parent and its transfer agent) and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 5.3.

Section 5.4 Merger Proposal.

(a) As promptly as practicable, (i) the Company and Acquisition Subsidiary shall cause a merger proposal (in the Hebrew language) (the "Merger Proposal") to be executed in accordance with Section 316 of the Israeli Companies Law, (ii) each of the Company and Acquisition Subsidiary shall convene a shareholders meeting (the "Company General Meeting" and "Acquisition Subsidiary General Meeting"), and (iii) each of the Company and Acquisition Subsidiary shall deliver the Merger Proposal to the Companies Registrar. The Company and Acquisition Subsidiary shall cause a copy of the Merger Proposal to be delivered to each of their secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. Promptly after the Company and Acquisition Subsidiary shall have complied with the preceding sentence but in any event no more than three days following the date on which such notice was sent to the creditors, the Company and Acquisition Subsidiary shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.

(b) Notice to creditors pursuant to Section 318 shall be provided as set forth below and each of the Company and, if applicable, Acquisition Subsidiary shall publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the Companies Registrar, the Company's registered offices or at such other locations as Company shall determine, in (A) two daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (B) a popular newspaper in any foreign jurisdiction, no later than three Business Days following the day on which the Merger Proposal was submitted to the Companies Registrar if the Company or Acquisition Subsidiary, as applicable, has any Material Creditor in such jurisdiction. For the purpose hereof "Material Creditor" means any creditor to which the Company or the Acquisition Subsidiary, as applicable, is indebted in an amount equal to the higher of NIS100,000 or an amount equal to 15% or more of the equity of the Company or the Acquisition Subsidiary, as applicable, or as such term is otherwise defined in the regulations promulgated under the Israeli Companies Law.

(c) Within four Business Days from the date of submitting the Merger Proposal to the Companies Registrar, the Company and Acquisition Subsidiary, as applicable, shall send a notice by registered mail to all of the Material Creditors that each is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in Section 5.4(b).

Section 5.5 General Meetings.

(a) The Company shall take all action necessary under all applicable legal requirements to convene, give notice of and hold a Company General Meeting to vote on the proposal to approve the Merger, this Agreement and the transactions contemplated hereby. In the event that Parent, or any "affiliate" thereof (as such term is defined in the Israeli Companies Law), shall cast any votes in respect of the Merger, Parent shall, prior to such vote, disclose to Company its interest or its affiliates respective interests in such shares so voted and any votes by such shares shall not be counted with respect to such Company General Meeting. The Company may adjourn or postpone the Company General Meeting if, as of the time for which the Company General Meeting is originally scheduled there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company General Meeting.

(b) Parent (as the sole shareholder of Acquisition Subsidiary) shall approve the Merger at an Acquisition Subsidiary General Meeting.

(c) Each of the Company and Acquisition Subsidiary shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of the respective General Meetings with respect to the Merger within three days following the adoption of the respective resolution but in any event not later than 50 days following the delivery of the Merger Proposal to Companies Registrar.

Section 5.6 Notification. Either party shall give prompt notice to the other party upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Each party to this Agreement shall promptly inform the other parties of any communication to or from the Israeli Restrictive Trade Practices Commissioner, the OCS, the Israel Securities Authority, the Companies Registrar or any other Governmental Authority regarding the Merger or any of the other Transactions contemplated by this Agreement.

Section 5.7 Israeli Approvals.

(a) Government Filings. Each party to this Agreement shall use all commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Authority with respect to the Merger. Without limiting the generality of the foregoing:

(i) as promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and file any notification required under the Israeli Restrictive Trade Practices Law in connection with the Merger; and

(ii) the Company shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents, and any other consents that may be required in connection with the Merger: approval of the OCS. In this connection, if required, Parent shall provide to the OCS any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which Parent undertakes to comply with the OCS laws and regulations and confirm to the OCS that the Company shall continue after the Merger Effective Time to operate in a manner consistent with its previous undertakings to the OCS.

(b) Israeli Income Tax Ruling. The parties acknowledge that the Company has caused its Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling: (i) deferring any obligation to pay capital gains tax on the exchange of the Company Shares in the Merger subject to the restrictions imposed on the Existing Company Shareholders and the Parent pursuant to Section 104B of the Israeli Tax Ordinance and (ii) confirming that the conversion of the Company Options into the Assumed Options will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of the warrants or options issued in exchange of the Company Options and Warrants, or in the event of Assumed Options which are part of a "Section 102 Plan," until the actual sale of the shares of Parent Common Stock by the option holders (the "Israeli Income Tax Ruling"). The Company shall use reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings.

Section 5.8 Conduct of Business. During the period from the date of this Agreement to the Merger Effective Time, each of Parent and the Company shall:

(i) conduct its business only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder, or with the prior written consent of the other party, which consent will not be unreasonably withheld; and

(ii) confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.

Section 5.9 Certain Limitations. Without limiting the generality of Section 5.8, from the date hereof and until the Merger Effective Time, without first obtaining the written consent of Parent, Company shall not: (a) grant any additional Options (including under any of its existing Plans or otherwise) and shall not issue any security to any Person (other than the issuance of Ordinary Shares upon the exercise of Options that are currently exercisable); or (b) implement or exercise any adjustment to its share capital, including by way of share split, reverse share split, share dividend or distribution (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification or other like change.

Section 5.10 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI
CONDITIONS OF PARTIES' OBLIGATIONS

Section 6.1 Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a) Shareholder Approval; Board Approval. The Merger shall have been duly approved by the requisite vote of the outstanding Company Shares entitled to vote thereon in accordance with Israeli law (the "Company Shareholder Approval"), by each of the Company Board, Parent Board and Acquisition Subsidiary Board and, if necessary under applicable Laws or the rules of an applicable exchange, the requisite vote of the outstanding shares of capital stock of Parent entitled to vote thereon.

(b) Israeli Statutory Waiting Periods. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after receipt of the required approvals of this Agreement and the Merger by the Company shareholders and the shareholders of Acquisition Subsidiary.

(c) No Material Adverse Change. No event shall have occurred which would have a Material Adverse Effect on either of the Company or Parent.

(d) Governmental Authorities Approvals. All Governmental Authorities approvals required for the consummation of the Merger shall have been obtained, including without limitation, all Israeli Governmental Authorities approvals such as the Certificate of Merger, approval of the OCS, the Israeli Income Tax Ruling and the Israeli Commissioner of Restrictive Trade Practices required by applicable Law. With respect to the Israeli Income Tax Ruling, unless waived or otherwise exempted, all parties required to sign their agreement as to the undertakings set forth in the Ruling (including the Existing Company Shareholders and any other stakeholder required to do so by the Ruling) shall have done so prior to the Closing.

(e) Injunction. No injunction, judgment, order, decree, statute, Law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other similar legal restraint or prohibition preventing, enjoining, restraining, prohibiting or making illegal the consummation of the Merger shall be in effect.

Section 6.2 Conditions Precedent to Obligations of Parent and Acquisition Subsidiary. Parent's and Acquisition Subsidiary's obligation to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing and thereafter shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article III shall be accurate and complete in all material respects after giving full effect to any supplements to the schedules as amended from time to time so long as such modification does not constitute a Company Material Adverse Effect.

(b) Actions. No action or Proceeding is pending or threatened by or before any Governmental Authority, arbitrator, or mediator that seeks to restrain, prohibit, invalidate, or collect any substantial damages arising out of the Transactions.

Section 6.3 Conditions Precedent to Obligation of the Company. The Company's obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing and thereafter shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV shall be accurate and complete in all material respects, after giving full effect to any supplements to the schedules as amended from time to time so long as such modification does not constitute a Material Adverse Effect on Parent.

(b) Actions. No action or Proceeding is pending or threatened by or before any Governmental Authority, arbitrator, or mediator that seeks to restrain, prohibit, invalidate or collect any substantial damages arising out of the Transactions.

Section 6.4 Frustration of Closing Conditions. None of Company, Parent or Acquisition Subsidiary may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger.

Section 6.5 Waiver of Conditions. Any condition to a party's obligations to effect the Merger may be waived by such party in its sole and absolute discretion, without the need to obtain the consent or approval of the shareholders of such party.

ARTICLE VII
SURVIVAL

Section 7.1 Survival. The representations, warranties, covenants and agreements made or deemed made by any party to another shall not survive the Merger Effective Time but shall terminate as of the Merger Effective Time.

ARTICLE VIII
CLOSING

The closing of the Merger (the "Closing") shall occur at the offices of Matry, Meiri Law Offices, on July 15, 2010, at 10:00 A.M., Eastern time or such other date mutually agreeable to the parties hereto (the "Closing Date") which shall be no later than the later to occur of (i) the

second Business Day after the satisfaction or waiver of the conditions set forth in Article VI or (ii) the Merger Effective Time.

ARTICLE IX
TERMINATION; NON-SOLICITATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Merger Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if:

(i) (A) The Merger Effective Time shall not have occurred on or before August 3, 2010 (the "End Date") and (B) the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(ii) (A) Any Governmental Authority of competent jurisdiction that must grant an approval of the Merger, the issuance of the Merger Shares or the issuance of Company Shares to the Investors by the Company pursuant to the Share Purchase Agreement has denied such approval and such denial has become final and nonappealable or (B) any Governmental Authority of competent authority located in a jurisdiction where either Parent or the Company have substantial revenues or operations shall have issued an injunction, judgment or order or taken any other action prohibiting the consummation of the Merger, the issuance of the Merger Shares or the issuance of the Company Shares to the Investors and such injunction, judgment, order or other action is or shall have become final and nonappealable; provided that, the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to remove it; and (ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such injunction to be issued; or

(iii) The Company's shareholders shall have refused to grant the Company Shareholder Approval contemplated by this Agreement, or, if necessary under applicable Law or pursuant to the rules of any applicable exchange, the Parent's shareholders shall have refused to grant approval of the Transactions;

(c) By Parent:

(i) If the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Sections 6.1 or 6.2; provided, however, that prior to any termination pursuant to this Section 9.1(c), (A) Parent shall deliver written notice to the Company no fewer than 10 Business Days

prior to the date of termination stating Parent's intention to terminate this Agreement pursuant to Section 9.1(c) and the basis for such termination and (B) if such breach, inaccuracy or failure to perform is curable by the Company prior to the End Date, then Parent shall not terminate this Agreement pursuant to this Section 9.1(c); unless the Company did not cure the breach within thirty (30) days following receipt of a notice from the Parent stating Parent's intention to terminate this Agreement pursuant to this Section 9.1(c).

(ii) No event shall have occurred which would have a Material Adverse Effect on the Company.

(d) By the Company:

(i) If Parent or Acquisition Subsidiary shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.3; provided, however, that prior to any termination pursuant to this Section 9.1(d), (A) the Company shall deliver written notice to Parent no fewer than 10 days prior to the date of termination stating the Company's intention to terminate this Agreement pursuant to Section 9.1(d) and the basis for such termination and (B) if such breach, inaccuracy or failure to perform is curable by Parent or Acquisition Subsidiary, as applicable, prior to the End Date, then the Company shall not terminate this Agreement pursuant to this Section 9.1(d); provided, that Parent and Acquisition Subsidiary continue to use their respective commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that the Company Parent may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement).

(ii) If the Company Board has reasonably concluded that the Parent Common Stock will not be included for trading on the Eligible Market within a reasonable amount of time after the Closing and is reasonably satisfied with the results of the due diligence review of Parent and Acquisition Subsidiary by the Company and its counsel.

(iii) No event shall have occurred which would have a Material Adverse Effect on Parent or Acquisition Subsidiary.

Section 9.2 Liability. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall terminate and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE X
MISCELLANEOUS

Section 10.1 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have

been given upon delivery, if delivered personally, five days after mailing, if mailed, one Business Day after timely delivery to the overnight courier service, if delivered by overnight courier service, or upon receipt when delivery is made by facsimile transmission or email:

If to Parent, to:

Integrity Applications, Inc.
At the Corporation Trust Company
1209 Orange Street, Wilmington,
County of New Castle, Delaware 19801

If to Acquisition Subsidiary, to:

Integrity Acquisition Ltd.
At Matry Meiri Law Offices
7 Menachem Begin St.
Gibor Sport Building – 24th floor
Ramat Gan 52681

If to the Company or the Surviving Corporation, to:

A.D. Integrity Applications Ltd.
102 Ha'Avoda Street
South Industrial Zone
P.O. Box 432
P.O. Box 432
Ashkelon 78100 Israel

Notices shall be deemed received at the earlier of actual receipt or three Business Days following mailing.

Section 10.2 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior oral or written agreements and undertakings between the parties with respect to such subject matter.

Section 10.3 Expenses. If the Merger is not consummated, each party shall bear and pay all of the legal, accounting and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. If the Merger is consummated, Parent shall pay the reasonable costs and expenses of Parent, Acquisition Subsidiary and the Company.

Section 10.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any

such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.5 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither the Company, Parent nor Acquisition Subsidiary shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the Company (in the case of Parent and Acquisition Subsidiary) or Parent (in the case of the Company), which written shall not be unreasonably withheld or delayed, and any such transfer or assignment without such written consent shall be void.

Section 10.6 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

Section 10.8 Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

Section 10.9 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 10.10 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Israel without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Israel to the rights and duties of the parties The exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement, including any dispute, controversy or claim arising out of or relating to this Agreement, shall be the competent courts in Tel Aviv or Hamerkaz District in Israel.

Section 10.11 Specific Performance; Remedies. Each of Parent and the Company acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Parent, Acquisition Subsidiary and the Company agrees that the other party will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action

instituted in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

Section 10.12 Amendment and Waivers. This Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of Parent, Acquisition Subsidiary and the Company, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Parent and Acquisition Subsidiary at any time prior to the Merger Effective Time; provided, that notwithstanding the foregoing, after the Existing Company Shareholders approve and adopt this Agreement and the Merger, no amendment to this Agreement may be made that would reduce the amount of or change the Merger Shares or otherwise would require the Existing Company Shareholders to approve such amendment under Israeli Law, unless the Existing Company Shareholders approve such amendment in accordance with Israeli Law. Amendments to this Agreement must be in writing and signed by the Parties.

Section 10.13 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any Law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first set forth above.

INTEGRITY APPLICATIONS, INC.

By:____________________________
Name:
Title:

INTEGRITY ACQUISITION ., LTD.

By:____________________________
Name:
Title:

A.D. INTEGRITY APPLICATIONS LTD.

By:____________________________
Name:
Title: